Exhibit 99.3

CERTIFICATE OF INCORPORATION

OF

NEW FORTRESS ENERGY INC.

August 3, 2020

FIRST:  The name of the Corporation is: New Fortress Energy Inc. (the “Corporation”). The Corporation’s business may be conducted  in accordance with applicable law under any other name or names, as determined by the Board of Directors of the Corporation (the “Board of Directors”). The words “Inc.,” “corporation,” or similar words or letters shall be included in the Corporation’s name where necessary for the purpose of complying with the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”). The Board of Directors may change the name of the Corporation at any time and from time to time in accordance with the DGCL and shall notify the Corporation’s stockholders of such change as required by the DGCL or other applicable law.

SECOND:  The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Corporation in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Corporation shall be located at 111 W. 19th Street, 8th Floor, New York, New York 10011 or such other place as the Board of Directors may from time to time designate by notice to the stockholders. The Corporation may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.

THIRD:  The purposes of the Corporation shall be to (a) promote, conduct or engage in, directly or indirectly, any lawful act or activity for which a corporation may be organized under the DGCL, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, limited liability company or other entity, and, in connection therewith, to exercise all of the rights and powers conferred upon the Corporation with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes. The Corporation shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in this Article THIRD. The Corporation’s term shall be perpetual, unless and until it is dissolved in accordance with the provisions of the DGCL.

FOURTH:  The Corporation is authorized to issue up to 750 million Class A Shares, each having a par value of one cent ($0.01), 50 million Class B Shares, each having a par value of one cent ($0.01), and 200 million Preferred Shares, each having a par value of one cent ($0.01). All Shares issued pursuant to, and in accordance with the requirements of, this Article FOURTH shall be validly issued, fully paid and nonassessable Shares in the Corporation, except to the extent otherwise provided in the DGCL or this Certificate of Incorporation (including any Share Designation).

The Corporation may issue Shares, and options, rights, warrants and appreciation rights relating to Shares, for any corporate purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) and on such terms and conditions as the Board of Directors or its delegees shall determine in accordance with the DGCL, all without the approval of any stockholders to the extent permitted by applicable law. Each Share shall have the rights and be governed by the provisions set forth in this Certificate of Incorporation (including any Share Designation). Except to the extent expressly provided in this Certificate of Incorporation (including any Share Designation), no Shares shall entitle any stockholder to any preemptive, preferential, or similar rights with respect to the issuance of Shares.

As of the date of this Certificate of Incorporation, two classes of Shares have been designated: Class A Shares and Class B Shares. The Class A Shares and the Class B Shares shall entitle the Record Holders thereof to one vote per Share on any and all matters submitted for the consent or approval of stockholders generally. The Corporation and certain stockholders entered into the Shareholders Agreement, which sets forth certain agreements among them, including with respect to the selection of nominees for the Board of Directors, limitations on the transfer of the Class B Shares, and the registration of the Class A Shares issuable upon the redemption of the Class B Shares under the Securities Act.

In addition to the Class A Shares and the Class B Shares outstanding on the date hereof, and without the consent or approval of any stockholders to the extent permitted by applicable law, additional Shares may be issued by the Corporation in one or more classes, with such designations, preferences, rights, powers and duties (which may be junior to, equivalent to, or senior or superior to, any existing classes of Shares), as shall be fixed by the Board of Directors and reflected in a written action or actions approved by the Board of Directors (each, a “Share Designation”), including (i) the right to share Corporation profits and losses or items thereof; (ii) the right to share in Corporation distributions, the dates distributions will be payable and whether distributions with respect to such series or class will be cumulative or non-cumulative; (iii) rights upon dissolution and liquidation of the Corporation; (iv) whether, and the terms and conditions upon which, the Corporation may redeem the Shares; (v) whether such Shares are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, or any adjustments thereto, the date or dates on which, or the period or periods during which, the Shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made; (vi) the terms and conditions upon which such Shares will be issued, evidenced by certificates and assigned or transferred; (vii) the terms and amounts of any sinking fund provided for the purchase or redemption of Shares of the class or series; (viii) whether there will be restrictions on the issuance of Shares of the same class or series or any other class or series; and (ix) the right, if any, of the holder of each such Share to vote on Corporation matters, including matters relating to the relative rights, preferences and privileges of such Shares. Unless otherwise provided in the applicable Share Designation, the Board of Directors may at any time increase or decrease the amount of Preferred Shares of any class or series then outstanding, but not (i) below the number of Preferred Shares of such class or series then outstanding or (ii) above the total number of authorized Preferred Shares (together with all other authorized Preferred Shares).

To the extent permitted by the DGCL, the Board of Directors may, without the consent or approval of any stockholders, amend this Certificate of Incorporation and make any filings under the DGCL or otherwise to the extent the Board of Directors determines that it is necessary or desirable in order to reflect any Share Designation of Preferred Shares pursuant to this Article FOURTH.

FIFTH:  Subject to the prior rights and preferences, if any, applicable to Preferred Shares or any series thereof, the holders of Class A Shares shall be entitled to receive ratably in proportion to the number of Class A Shares held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Shares unless (i) the dividend consists of Class B Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for Class B Shares paid proportionally with respect to each outstanding Class B Share and (ii) a dividend consisting of Class A Shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for Class A Shares on equivalent terms is simultaneously paid to the holders of Class A Shares. If dividends are declared on the Class A Shares or the Class B Shares that are payable in Common Shares, or securities convertible into, or exercisable or exchangeable for Common Shares, the dividends payable to the holders of Class A Shares shall be paid only in Class A Shares (or securities convertible into, or exercisable or exchangeable for Class A Shares), the dividends payable to the holders of Class B Shares shall be paid only in Class B Shares (or securities convertible into, or exercisable or exchangeable for Class B Shares), and such dividends shall be paid in the same number of Shares (or fraction thereof) on a per Share basis of the Class A Shares and Class B Shares, respectively (or securities convertible into, or exercisable or exchangeable for the same number of Shares (or fraction thereof) on a per Share basis of the Class A Shares and Class B Shares, respectively). In no event shall either Class A Shares or Class B Shares be split, divided, or combined unless the outstanding Shares of the other class shall be proportionately split, divided or combined. Each distribution in respect of a Class A Share shall be paid by the Corporation, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Class A Share as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Corporation’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

SIXTH:  The name and mailing address of the Sole Incorporator is as follows:

Name	Address

Cameron D. MacDougall	111 W. 19th Street, 8th Floor New York, NY 10011

The powers of the Sole Incorporator shall terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

SEVENTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

(1)          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)          The Board of Directors shall consist of not fewer than one nor more than fifteen members, the exact number of which shall initially be eight and thereafter the number of Directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution adopted by a majority of the Board of Directors then in office, provided that, for so long as the Consenting Entities or their respective Affiliates shall have the right to designate nominees to the Board of Directors under the Shareholders Agreement, the number of Directors may not be increased without the consent of the Consenting Entities or their respective Affiliates, as applicable. The Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the whole Board of Directors. As of the date of this Certificate of Incorporation, the Class I Directors shall be John J. Mack, Katherine E. Wanner and Matthew Wilkinson, the Class II Directors shall be David J. Grain and C. William Griffin, and the Class III Directors shall be Desmond Iain Catterall, Wesley R. Edens and Randal A. Nardone. The mailing address for each of the Directors listed in the prior sentence is 111 W. 19th Street, 8th Floor, New York, New York 10011. As of the date of this Certificate of Incorporation, the Class I Directors shall have a term expiring at the 2023 annual meeting of stockholders, the Class II Directors shall have a term expiring at the 2021 annual meeting of stockholders, and the Class III Directors shall have a term expiring at the 2022 annual meeting of stockholders. Each Director shall hold office until his or her successor is elected or appointed and qualified, or until his or her earlier death, resignation or removal. At each succeeding annual meeting of Members beginning in 2021, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three (3)-year term and until their successors are duly elected or appointed and qualified. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class or from the death, resignation or removal from office of a Director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Directors need not be stockholders. The Directors shall be elected at the annual meeting of stockholders, except as provided in clause (3) of this Article SEVENTH and each Director elected shall hold office until the third succeeding meeting next after such Director’s election and until such Director’s successor is duly elected and qualified, or until such Director’s death or until such Director resigns or is removed in the manner hereinafter provided. Directors shall be elected by a plurality of the votes of Outstanding Voting Shares present in person or represented by proxy and entitled to vote on the election of Directors at any annual or special meeting of stockholders. Any Director or the whole Board of Directors may be removed, with or without cause, at any time, by the affirmative vote of holders of a Share Majority, given at an annual meeting or at a special meeting of stockholders called for that purpose. The vacancy in the Board of Directors caused by any such removal shall be filled by the Board of Directors as provided in clause (3) of this Article SEVENTH.

(3)          Unless otherwise required by law and subject to clause (2) of this Article SEVENTH and the Shareholders Agreement, any vacancy on the Board of Directors that results from newly created Directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, provided that a quorum is present, and any other vacancies may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director. Any Director of any class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of such Director’s predecessor and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal. If there are no Directors in office, then an election of Directors may be held in the manner provided by the DGCL.

(4)          No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.  Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)          In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws of the Corporation (the “By-Laws”) adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Directors which would have been valid if such By-Laws had not been adopted.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

NINTH:  The Corporation shall indemnify any Indemnified Person who (1) is or was a director or officer of the Corporation or its predecessor, is or was serving at the request of the Corporation or its predecessor as an officer, director, member, manager, partner, fiduciary or trustee of another Person (including any Subsidiary) (provided that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), (2) is or was FEP, Fortress Investment Group LLC or their respective Affiliates, (3) is or was a Consenting Entity or their respective Affiliates or (4) is or was any Person the Board of Directors designates as an “Indemnified Person” for purposes of this Certificate of Incorporation, in each case of clauses (1), (2), (3) and (4), to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a Person who has ceased to be an Indemnified Person and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Indemnified Person (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the Indemnified Person receiving advancement to repay the amount advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Corporation under this Article NINTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article NINTH to Indemnified Persons.

The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any Person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of an Indemnified Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

TENTH:  The Corporation hereby renounces, to the fullest extent permitted by Section 122 (17) of the DGCL, any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any Business Opportunity. A “Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any Director of the Corporation who is not an employee of the Corporation or any of its Subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person solely in such Covered Person’s capacity as a Director of the Corporation. To the fullest extent permitted by law, the Corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Business Opportunity.  Directors shall have no obligation hereunder or as a result of any duty expressed or implied by law to present Business Opportunities to the Corporation that may become available to affiliates of such Director.  None of any Group Member, any stockholder or any other Person shall have any rights by virtue of a Director’s duties as a director, this Certificate of Incorporation or any Group Member Agreement in any business ventures of any Director.

ELEVENTH:  So long as the Consenting Entities or their Affiliates collectively directly or indirectly own at least 30% of the outstanding Shares, the Corporation shall not take and shall take all necessary action to cause its Subsidiaries not to take, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise) any of the following actions without the prior consent of each of the Consenting Entities (so long as such Consenting Entity or its Affiliates owns at least one Share), which consent may be withheld for any reason or no reason, in addition to the Board of Directors’ approval (or, as applicable, the approval of the requisite governing body of any Subsidiary of the Corporation or any requisite statutory vote):

(1)          any material change, through any acquisition, disposition of assets or otherwise, in the nature of the business or operations of the Corporation and its Subsidiaries as of February 4, 2019;

(2)          terminating Wesley Edens as the chief executive officer of the Corporation and hiring his successor;

(3)           removing Wesley Edens as the Chairman of the Board (the “Chairman of the Board”);

(4)           any transaction that, if consummated, would constitute a Change of Control or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a Change of Control;

(5)          any increase or decrease in the size of the Board of Directors, committees of the Board of Directors and board and committees of subsidiaries of the Corporation;

(6)           any voluntary election by the Corporation or any Subsidiary of the Corporation to liquidate or dissolve or commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing;

(7)           any amendment, modification or waiver of this Article ELEVENTH; and

(8)           any amendment, modification or waiver of this Certificate of Incorporation, the By-Laws or any other governing documents of the Corporation following the date of this Certificate of Incorporation that materially and adversely affects any Consenting Entity or any of their Affiliates.

For the avoidance of doubt, the Consenting Entities may determine to grant or withhold consent to any of the foregoing in their sole and absolute discretion, and nothing in this Article ELEVENTH, or the exercise of the rights contemplated hereby (including any grant or withholding of consent, as the case may be), shall be deemed to create or otherwise result in any duty, obligation or liability on the part of any Consenting Entity or any of their Affiliates, express or implied, in equity or otherwise.

TWELFTH:  Unless otherwise required by law, special meetings of the stockholders may be called only by the Chairman of the Board or a majority of the Board of Directors or a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such meetings. No stockholders or group of stockholders, acting in its or their capacity as stockholders, shall have the right to call a special meeting of the stockholders, except that if any Consenting Entities or their Affiliates collectively own Outstanding Voting Shares that represent a Share Majority, such Consenting Entities may call a special meeting of the stockholders.

THIRTEENTH: Notwithstanding anything to the contrary in Article V of the By-Laws, no Class B Shares may be transferred unless a corresponding number of units in New Fortress Intermediate are transferred therewith in accordance with this Certificate of Incorporation and the By-Laws.

FOURTEENTH:

(1)          The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(2)          Notwithstanding the foregoing, the Corporation shall not engage in any business combination with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(3)          The restrictions contained in clause (2) of this Article FOURTEENTH shall not apply if:

(a) the Corporation does not have a class of voting stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; or

(b) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three (3) year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership.

(4)          Solely for purposes of this Article FOURTEENTH, references to:

“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means: (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation clause (2) of this Article FOURTEENTH is not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

“Direct Transferee” means any person that acquires (other than in a registered public offering) directly from the Consenting Entities or SMRS Holdings or any of their respective Affiliates, associates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

“Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Direct Transferee or any other Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (a) the Consenting Entities, SMRS Holdings, any Direct Transferee, any Indirect Transferee or any of their respective Affiliates, associates, successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that, solely with respect to clause (b) and not with respect to clause (a), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person.  For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates: (i) beneficially owns such stock, directly or indirectly; or (ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

“person” means any individual, corporation, partnership, unincorporated association or other entity.

“SMRS Holdings” means NFE SMRS Holdings LLC.

“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

“voting stock” means stock of any class or series entitled to vote generally in the election of directors.

FIFTEENTH:

(1)          Except as provided in clauses (2) and (3) of this Article FIFTEENTH, the Board of Directors may amend any of the terms of this Certificate of Incorporation or the By-Laws but only in compliance with the terms, conditions and procedures set forth in this clause (1). If the Board of Directors desires to amend any provision of this Certificate of  Incorporation or the By-Laws other than, with respect to the By-Laws, pursuant to Section 3 of Article X of the By-Laws, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then, to the extent required by the DGCL, (i) call a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment, (ii) direct that the amendment proposed be considered at the next annual meeting of the stockholders or (iii) seek the written consent of the stockholders. Amendments to this Certificate of Incorporation may be proposed only by or with the consent of the Board of Directors. Such special or annual meeting shall be called and held upon notice in accordance with the By-Laws. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Board of Directors shall deem advisable. At the meeting, a vote of stockholders entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by a Share Majority, unless a greater percentage is required under this Certificate of Incorporation, the By-Laws, applicable law or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading.

(2)          Notwithstanding clause (1) of this Article FIFTEENTH, the affirmative vote of the holders of Outstanding Voting Shares representing at least two-thirds of the total votes that may be cast by all Outstanding Voting Shares in the election of Directors, voting together as a single class, shall be required to alter or amend any provision of this clause (2) or clause (3)(b) of this Article FIFTEENTH.

(3)          (a) Notwithstanding the provisions of clause (1) of this Article FIFTEENTH, no provision of this Certificate of Incorporation or the By-Laws that establishes a percentage of Outstanding Voting Shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Voting Shares whose aggregate Outstanding Voting Shares constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of clause (1) of this Article FIFTEENTH, but subject to the provisions of clause (2) of this Article FIFTEENTH, no amendment to this Certificate of Incorporation or the By-Laws may (i) enlarge the obligations of any stockholder without its consent, unless such shall occur as a result of an amendment approved pursuant to clause (3)(c) of this Article FIFTEENTH or (ii) change the term of the Corporation.

(c) Without limitation of the Board of Directors’ authority to adopt amendments to this Certificate of Incorporation or the By-Laws without the approval of any stockholders as contemplated in clause (1) of this Article FIFTEENTH, and notwithstanding the provisions of clause (1) of this Article FIFTEENTH, any amendment that would have a material adverse effect on the rights or preferences of any class or series of Shares in relation to other classes or series of Shares must be approved by the holders of a majority of the Outstanding Shares of the class or series affected.

(d) Notwithstanding the provisions of clause (1) of this Article FIFTEENTH, so long as the Consenting Entities or their Affiliates collectively directly or indirectly own at least 30% of the outstanding Shares, no amendment to Article ELEVENTH of this Certificate of Incorporation may be made without the prior consent of each of the Consenting Entities (so long as such Consenting Entity or its Affiliates owns at least one Share).

SIXTEENTH:  For purposes of this Certificate of Incorporation:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the first to occur of the following events: (i) the sale of all or substantially all of the assets of the Corporation to any Person (or group of Persons acting in concert), other than to (x) the Consenting Entities or their Affiliates or (y) any employee benefit plan (or trust forming a part thereof) maintained by the Corporation or its Affiliates or other Person of which a majority of its voting power or other equity securities is owned, directly or indirectly, by the Corporation (any Person described in the foregoing clauses (x) or (y), an “Affiliated Person”); (ii) a sale of Shares by either (x) the Corporation or (y) the Consenting Entities or its Affiliates to a Person (or group of Persons acting in concert), or a merger, consolidation or similar transaction involving the Corporation, in any case, that results in more than 50% of the Shares of the Corporation (or any resulting company after a merger) being held by a Person (or group of Persons acting in concert) that does not include an Affiliated Person; or (iii) any event that results in the Consenting Entities and their respective Affiliates or such employee benefit plan ceasing to hold the ability to elect a majority of the members of the Board of Directors.

“Class A Share” means a Share in the Corporation designated as a “Class A Share.”

“Class B Share” means a Share in the Corporation designated as a “Class B Share.”

“Common Shares” means any Shares that are not Preferred Shares, and for the avoidance of doubt includes Class A Shares and Class B Shares.

“Company Group” means the Corporation and each Subsidiary of the Corporation.

“Consenting Entities” means NFE WE LLC and NFE RN LLC.

“Director” means a member of the Board of Directors of the Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“FEP” means Fortress Equity Partners (A) LP.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Group Member” means a member of the Company Group.

“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member, other than the Corporation, that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Indemnified Person” means (a) any Person who is or was a Director or officer of the Corporation or its predecessor, (b) any Person who is or was serving at the request of the Corporation or its predecessor as an officer, director, member, manager, partner, fiduciary or trustee of another Person (including any Subsidiary); provided, that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (c) FEP and Fortress Investment Group LLC and their respective Affiliates, (d) the Consenting Entities and their respective Affiliates and (e) any Person the Board of Directors designates as an “Indemnified Person” for purposes of this Certificate of Incorporation.

“New Fortress Holdings” means New Fortress Energy Holdings LLC, a Delaware limited liability company.

“New Fortress Intermediate” means New Fortress Intermediate LLC, a Delaware limited liability company.

“Outstanding” means, with respect to Shares, all Shares that are issued by the Corporation and reflected as outstanding on the Corporation’s books and records as of the date of determination.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Preferred Shares” means a class of Shares that entitles the Record Holders thereof to a preference or priority over the Record Holders of any other class of Shares in (i) the right to share profits or losses or items thereof, (ii) the right to share in Corporation distributions, or (iii) rights upon dissolution or liquidation of the Corporation.

“Record Date” means the date established by the Board of Directors for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of stockholders or entitled to exercise rights in respect of any lawful action of stockholders or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” or “holder” means (a) with respect to any Class A Shares, the Person in whose name such Shares are registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, and (b) with respect to any Shares of any other class, the Person in whose name such Shares are registered on the books that the Corporation has caused to be kept as of the opening of business on such Business Day.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Share” means a share issued by the Corporation that evidences a stockholder’s rights, powers and duties with respect to the Corporation pursuant to this Agreement and the DGCL. Shares may be Common Shares or Preferred Shares, and may be issued in different classes or series.

“Share Majority” means a majority of the total votes that may be cast in the election of Directors by holders of all Outstanding Voting Shares.

“Shareholders Agreement” means the Shareholders’ Agreement, dated as of February 4, 2019, by and among the Corporation, New Fortress Holdings, Wesley R. Edens and Randal A. Nardone, as it may be amended.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person. For the avoidance of doubt, New Fortress Intermediate and its Subsidiaries shall be deemed to be Subsidiaries of the Corporation.

“transfer” means, with respect to a Share, a transaction by which the Record Holder of a Share assigns such Share to another Person who is or becomes a stockholder, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Transfer Agent” means, with respect to any class of Shares, such bank, trust company or other Person (including the Corporation or one of its Affiliates) as shall be appointed from time to time by the Corporation to act as registrar and transfer agent for such class of Shares; provided that if no Transfer Agent is specifically designated for such class of Shares, the Corporation shall act in such capacity.

“Voting Shares” means the Class A Shares, the Class B Shares and any other class of Shares issued after the date of this Certificate of Incorporation that entitles the Record Holder thereof to vote on any matter submitted for consent or approval of stockholders.

* * * *

This Certificate of Incorporation shall become effective at 12:01 a.m. Eastern Time on August 7, 2020.

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I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of the date first written above.

/s/ Cameron D. MacDougall
Cameron D. MacDougall
Sole Incorporator

[Signature Page to Certificate of Incorporation]